Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

PXP ANNOUNCES QUARTERLY EARNINGS OF $164 MILLION UP 695%

ON HIGHER VOLUMES AND IMPROVED PRICE REALIZATIONS

Houston, Texas – May 7, 2008 – Plains Exploration & Production Company (NYSE: PXP) (“PXP” or the “Company”) today announced financial and operating results for the first quarter 2008.

Highlights:

•	Reported significant improvements in first quarter 2008 performance metrics compared to first quarter 2007:

•	Net income increased 695%;

•	Oil and gas daily sales volumes increased 84%;

•	Realized oil prices increased to 89% of NYMEX prices from 83%. The average NYMEX oil price was $97.82 per barrel for the first quarter 2008;

•	Production costs per barrel of oil equivalent decreased 4%; and

•	Operating cash flow increased 270% (a non-GAAP measure).

•	Continued positive results from the Flatrock area indicating a major discovery:

•	Flatrock No. 1 discovery well commenced production on January 28, 2008. Gross production currently approximates 50 million cubic feet equivalent per day (MMCFED), 11 MMCFED net to PXP.

•

Flatrock No. 2 encountered 8 pay sands totaling 289 net feet of pay confirmed by wireline logs in January 2008. A successful production test in April 2008 resulted in a gross rate of 114 MMCFED, 26 MMCFED net to PXP. First production expected in mid-2008.

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•

Flatrock No. 3 encountered 3 pay sands totaling 126 net feet of pay confirmed by wireline logs in February 2008. The well has been sidetracked to 17,100 feet and has a proposed total depth of 18,800 feet.

•	Flatrock No. 4 well commenced drilling on April 9, 2008 and is currently drilling below 8,100 feet to proposed total depth of 18,500 feet. Additional wells are being planned in the Flatrock area.

•

Commenced drilling the Mound Point East exploratory well on Louisiana State Lease 340 on March 31, 2008. Currently drilling below 12,700 feet to a proposed total depth of 18,050 feet. PXP’s working interest is 43.4%.

•

Commenced drilling operation by re-entering the wellbore at South Timbalier Block 168 on March 18, 2008 and currently drilling below 30,900 feet to evaluate potentially significant Miocene exploratory targets. As announced by the operator, wireline logs have indicated the well has encountered a potential hydrocarbon bearing zone, which will be further evaluated after the well is drilled deeper. The well has been repermitted to a proposed total depth of 33,000 feet to evaluate additional targets. PXP’s working interest is 35%.

•	Received Santa Barbara County Planning Commission approval of the Tranquillon Ridge project Final Development Plan in April, one of the necessary government approvals for such a project.

•	Closed the XTO and OXY asset divestment transactions in February 2008 for total cash proceeds of $1.7 billion. Closed the South Texas property acquisition in April 2008 for $288 million.

•	Reduced long-term debt by $1.1 billion during the first quarter. Total debt to capitalization was 40% on March 31, 2008 compared to 50% on December 31, 2007.

•

Repurchased approximately 5% of outstanding common shares or 5.77 million for $304 million in the first quarter 2008. Approximately $696 million is remaining under the $1 billion stock buyback authorization approved December 2007.

FIRST QUARTER 2008

PXP reported first quarter 2008 net income of $163.5 million, or $1.43 per diluted share, on revenues of $623.1 million, compared to first quarter 2007 net income of $20.6 million, or $0.28 per diluted share, on revenues of $224.7 million. Higher revenues were due primarily to the 2007 acquisitions of Pogo Producing Company (Pogo) and Piceance Basin properties and an increase in realized prices of $23.55 per barrel of oil equivalent. Net income for the 2008 period includes a $34.7 million pre-tax gain on the sale of 50% of PXP’s interest in Collbran Valley Gas Gathering, a $10.3 million pre-tax charge for extinguishment of debt, and $4.5 million in pre-tax merger expenses included in general and administrative expense.

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Sales volumes increased 84% to 95.7 thousand BOEPD during the first quarter 2008 compared to 51.9 thousand BOEPD in the first quarter 2007 reflecting the Pogo and Piceance Basin acquisitions. Piceance Basin gross volumes increased 6% in the first quarter 2008 compared to the fourth quarter 2007 and 61% since the acquisition in second quarter 2007. The Flatrock discovery well commenced production on January 28, 2008. Gross production currently approximates 50 MMCFED, 11 MMCFED net to PXP. First production is expected to commence at the Flatrock No. 2 and Cottonwood Point wells in mid-2008.

Operating cash flow, a non-GAAP measure, increased 270% to $350.2 million in the first quarter 2008 from $94.6 million in the prior year period due to higher sales volumes and stronger commodity prices. An explanation and reconciliation of non-GAAP financial measures is included at the end of this release.

Production costs on a per unit basis improved 4% to $17.57 per BOE during the first quarter 2008 compared to $18.25 per BOE in the first quarter 2007. Per unit lease operating, steam gas and electricity costs were lower due to stronger oil and gas sales volumes but were partially offset by higher per unit gathering & transportation and production & ad valorem tax costs associated with the addition of the Pogo and Piceance Basin properties.

SOUTH TEXAS PROPERTY ACQUISITION

On April 17, 2008, PXP closed the previously announced acquisition of oil and gas producing properties from Samson Lone Star, LLC and PYR Energy Corporation covering 52,648 gross acres/28,024 net acres in South Texas. After the exercise of third party preferential rights and preliminary closing adjustments, PXP paid $288 million in cash for the properties. PXP funded the acquisition primarily with proceeds from recently completed divestments through the use of a tax deferred like-kind exchange.

OUTLOOK

PXP reaffirms full-year 2008 operating and financial guidance issued December 2007 and updated in March 2008 to reflect the impact of the South Texas property acquisition.

FIRST QUARTER CONFERENCE CALL

PXP plans to host its quarterly conference call tomorrow, May 8, 2008 at 2:00 p.m. Central time. Investors wishing to participate in the conference call may dial 1-800-567-9836 or 1-973-935-8460. The replay will be available through Thursday, May 22, 2008 and can be accessed by dialing 1-800-642-1687 or 1-706-645-9291. Conference call and replay ID: 42178456.

PXP is an independent oil and gas company primarily engaged in the activities of acquiring, developing, exploring and producing oil and gas in its core areas of operation: California, Rockies, Gulf Coast, Gulf of Mexico, Texas Panhandle, South Texas and the Permian Basin of the United States. PXP is headquartered in Houston, Texas.

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ADDITIONAL INFORMATION & FORWARD LOOKING STATEMENTS

This press release contains forward-looking information regarding PXP that is intended to be covered by the safe harbor “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. All statements included in this press release that address activities, events or developments that PXP expects, believes or anticipates will or may occur in the future are forward-looking statements. These include statements regarding:

*	reserve and production estimates,
*	oil and gas prices,
*	the impact of derivative positions,
*	production expense estimates,
*	cash flow estimates,
*	future financial performance,
*	planned capital expenditures, and
*	other matters that are discussed in PXP’s filings with the SEC.

These statements are based on our current expectations and projections about future events and involve known and unknown risks, uncertainties, and other factors that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. Please refer to our filings with the SEC, including our Form 10-K for the year ended December 31, 2007, for a discussion of these risks.

All forward-looking statements in this report are made as of the date hereof, and you should not place undue reliance on these statements without also considering the risks and uncertainties associated with these statements and our business that are discussed in this report and our other filings with the SEC. Moreover, although we believe the expectations reflected in the forward-looking statements are based upon reasonable assumptions, we can give no assurance that we will attain these expectations or that any deviations will not be material. Except for any obligation to disclose material information under the Federal securities laws, we do not intend to update these forward-looking statements and information.

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Plains Exploration & Production Company

Consolidated Statements of Income (Unaudited)

(in thousands, except per share data)

	Quarter Ended March 31,
	2008	2007
Revenues
Oil sales	$456,584	$205,518
Gas sales	164,069	17,535
Other operating revenues	2,424	1,640

	623,077	224,693

Costs and Expenses
Production costs
Lease operating expenses	74,508	44,663
Steam gas costs	32,158	26,357
Electricity	11,637	8,767
Production and ad valorem taxes	26,228	5,259
Gathering and transportation expenses	8,489	186
General and administrative	39,928	22,497
Depreciation, depletion and amortization	140,853	52,678
Accretion	3,387	2,262

	337,188	162,669

Income from Operations	285,889	62,024
Other Income (Expense)
Gain on sale of assets	34,658	—
Interest expense	(30,609)	(5,360)
Debt extinguishment costs	(10,263)	—
Loss on mark-to-market derivative contracts	(9,481)	(20,590)
Interest and other income (expense)	(25)	577

Income Before Income Taxes	270,169	36,651
Income tax expense
Current	(40,537)	—
Deferred	(66,131)	(16,081)

Net Income	$163,501	$20,570

Earnings per Share
Basic	$1.46	$0.28
Diluted	$1.43	$0.28
Weighted Average Shares Outstanding
Basic	112,171	72,463

Diluted	114,156	73,490

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Plains Exploration & Production Company

Operating Data (Unaudited)

	Quarter Ended March 31,
	2008	2007
Daily Average Volumes
Oil and liquids sales (Bbls)	57,646	47,350
Gas (Mcf)
Production	234,788	33,943
Used as fuel	6,457	6,432
Sales	228,331	27,511
BOE
Production	96,777	53,008
Sales	95,701	51,936
Unit Economics (in dollars)
Average NYMEX Prices
Oil	$97.82	$58.27
Gas	8.02	6.78
Average Realized Sales Price Before
Derivative Transactions
Oil (per Bbl)	$87.03	$48.22
Gas (per Mcf)	7.90	7.08
Per BOE	71.27	47.72
Cash Margin per BOE (1)
Oil and gas revenues	$71.27	$47.72
Costs and expenses
Lease operating expenses	$(8.56)	$(9.56)
Steam gas costs	(3.69)	(5.64)
Electricity	(1.34)	(1.88)
Production and ad valorem taxes	(3.01)	(1.13)
Gathering and transportation	(0.97)	(0.04)

Gross margin before DD&A (GAAP)	53.70	29.47
Cash derivative settlements	(1.89)	(5.25)

Cash margin (Non-GAAP)	$51.81	$24.22

(1)

Cash margin (a non-GAAP measure) is calculated by adjusting gross margin before DD&A (a GAAP measure) to deduct cash derivative settlements. Management believes this presentation may be helpful to investors as it represents the cash generated by our oil and gas production that is available for, among other things, capital expenditures and debt service. PXP management uses this information to analyze operating trends and for comparative purposes w ithin the industry. This measure is not intended to replace the GAAP statistic but to provide additional information that may be helpful in evaluating trends and performance.

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Plains Exploration & Production Company

Consolidated Balance Sheets

(in thousands of dollars)

	March 31, 2008	December 31, 2007
	(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$8,309	$25,446
Restricted cash	59,617	59,092
Accounts receivable	280,716	304,972
Inventories	21,474	18,394
Deferred income taxes	170,896	229,893
Other current assets	19,047	37,123

	560,059	674,920

Property and Equipment, at cost
Oil and natural gas properties - full cost method
Subject to amortization	6,550,559	7,340,238
Not subject to amortization	1,309,790	1,951,783
Other property and equipment	108,617	85,928

	7,968,966	9,377,949
Less allowance for depreciation, depletion and amortization	(1,141,114)	(1,000,722)

	6,827,852	8,377,227

Goodwill	533,412	536,822

Cash Held in Escrow	280,357	—

Other Assets	95,342	104,382

	$8,297,022	$9,693,351

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$233,833	$319,583
Commodity derivative contracts	73,737	79,938
Royalties and revenues payable	132,035	132,919
Stock appreciation rights	15,177	63,106
Interest payable	20,031	25,330
Income taxes payable	29,594	3,492
Accrued merger expenses	65,761	77,980
Other current liabilities	85,376	115,698

	655,544	818,046

Long-Term Debt
Revolving credit facility	1,060,000	2,205,000
7 3/4% Senior Notes	600,000	600,000
7% Senior Notes	500,000	500,000

	2,160,000	3,305,000

Other Long-Term Liabilities
Asset retirement obligation	173,824	184,080
Commodity derivative contracts	24,749	33,821
Other	77,328	54,726

	275,901	272,627

Deferred Income Taxes	1,959,811	1,959,431

Stockholders’ Equity
Common stock	1,128	1,128
Additional paid-in capital	2,704,951	2,711,617
Retained earnings	787,494	623,993
Accumulated other comprehensive income	1,542	1,566
Treasury stock	(249,349)	(57)

	3,245,766	3,338,247

	$8,297,022	$9,693,351

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Plains Exploration & Production Company

Consolidated Statements of Cash Flows (Unaudited)

(in thousands of dollars)

	Three Months Ended March 31,
	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$163,501	$20,570
Items not affecting cash flows from operating activities
Gain on sale of assets	(34,658)	—
Depreciation, depletion, amortization and accretion	144,240	54,940
Deferred income taxes	66,131	16,081
Debt extinguishment costs	10,263	—
Commodity derivative contracts	9,481	20,590
Noncash compensation	12,073	5,904
Other noncash items	950	(7)
Change in assets and liabilities from operating activities	(87,227)	(98,124)

Net cash provided by operating activities	284,754	19,954

CASH FLOWS FROM INVESTING ACTIVITIES
Additions to oil and gas properties	(274,568)	(144,901)
Derivative settlements	(16,647)	(23,528)
Proceeds from property sales, net of costs and expenses	1,709,880	—
Increase in restricted cash and cash held in escrow	(280,882)	—
Additions to other property and equipment	(22,689)	(4,390)
Other, net	(14,242)	—

Net cash provided by (used in) investing activities	1,100,852	(172,819)

CASH FLOWS FROM FINANCING ACTIVITIES
Revolving credit facilities
Borrowings	3,154,441	336,775
Repayments	(4,299,441)	(572,275)
Proceeds from issuance of long-term debt	—	500,000
Cost incurred in connection with financing arrangements	(137)	(7,945)
Derivative settlements	(5,190)	—
Purchase of treasury stock	(271,807)	(32,292)
Other	19,391	1,879

Net cash (used in) provided by financing activities	(1,402,743)	226,142

Net (decrease) increase in cash and cash equivalents	(17,137)	73,277
Cash and cash equivalents, beginning of period	25,446	899

Cash and cash equivalents, end of period	$8,309	$74,176

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Plains Exploration & Production Company

Summary of Open Derivative Positions

at April 1, 2008

Period	Instrument Type	Daily Volumes	Average Price	Index
Sales of Crude Oil Production
2008
Apr - Dec	Put options	42,000 Bbls	$55.00 Strike price	WTI
Apr - Dec	Collar	2,500 Bbls	$60.00 Floor -$80.13 Ceiling	WTI

2009
Jan - Dec	Put options	32,500 Bbls	$55.00 Strike price	WTI

Sales of Natural Gas Production
2008
Apr - Dec	Collar	15,000 MMBtu	$8.00 Floor -$12.11 Ceiling	Henry Hub

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Plains Exploration & Production Company

Reconciliation of GAAP to Non-GAAP Measure

The following chart reconciles Net Cash Provided by Operating Activities (GAAP) to Operating Cash Flow (non-GAAP) for the quarters ended March 31, 2008 and 2007. Management believes this presentation may be useful to investors because it is illustrative of the impact of the Company's derivative contracts. PXP management uses this information for comparative purposes within the industry and as a means of measuring the Company's ability to fund capital expenditures and service debt. This measure is not intended to replace the GAAP statistic but to provide additional information that may be helpful in evaluating the Company's operational trends and performance.

Operating cash flow is calculated by adjusting the GAAP measure of cash provided by operating activities to exclude changes in operating assets and liabilities and include derivative cash flows that are classified as financing or investing activities in the statement of cash flows. Pursuant to GAAP certain cash payments with respect to our derivative instruments are required to be reflected as financing or investing activities.

	Quarter Ended March 31,
	2008	2007
	(millions of dollars)
Net cash provided by operating activities (GAAP)	$284.8	$20.0
Changes in operating assets and liabilities	87.2	98.1
Cash payments for commodity derivative contracts that settled during the period that are reflected as investing or financing cash flows in the statement of cash flows	(21.8)	(23.5)

Operating cash flow (Non-GAAP)	$350.2	$94.6

Contacts:

Investors:

Hance Myers, Vice President Investor Relations

713-579-6291 or 800-934-6083

Media:

Scott Winters, Vice President Corporate Communications

713-579-6190 or 800-934-6083

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